Exhibit 10.1

SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (“Sublease”), is entered into as of the 8th day of February, 2021 (“Effective Date”), by and between sPower, LLC (formerly known as FTP Power LLC), a Delaware limited liability company (“Sublandlord”), and Quotient Technology Inc., a Delaware corporation (“Subtenant”).  Sublandlord and Subtenant are referred to collectively in this Sublease as the "Parties" or, individually, as a “Party."

RECITALS

A.            Sublandlord, as tenant, entered into that certain Office Lease, dated January 15, 2020, as amended (“Master Lease”), with Sugarhouse Property, LLC, a Delaware limited liability company, as landlord (“Landlord”), pursuant to which Landlord leases to Sublandlord the entire sixth (6th) floor and a portion of the fifth (5th) floor (collectively, (the “Leased Premises”) within the building located at 60 Park Avenue having an assigned address of 1260 East Stringham Ave, Salt Lake City, Utah 84106 (the “Building”), as the Leased Premises is more particularly described in the Master Lease and generally depicted on Exhibit “B”.  A true and correct copy of the Master Lease is attached to this Sublease as Exhibit “A”.

B.            Sublandlord and Subtenant have agreed that Sublandlord will sublet to Subtenant, and Subtenant will sublease from Sublandlord, the portion of the Leased Premises located on the sixth floor Building containing approximately 25,610 rentable square feet (the “Subleased Premises”), as generally depicted on Exhibit “B”, in accordance with the terms and conditions of the Master Lease and this Sublease.

AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which is hereby acknowledged, Sublandlord and Subtenant covenant and agree as follows:

1.             Recitals.  The Parties acknowledge and agree that the Recitals set forth in this Sublease are true, accurate, and correct and are hereby made a part of this Sublease and are incorporated herein by this reference.

2.             Definitions.  Unless otherwise indicated in this Sublease, all capitalized terms used in this Sublease will have the definitions assigned to them in the Master Lease.

3.             Subleased Premises and Common Areas.  Sublandlord leases to Subtenant, and Subtenant leases from Sublandlord, the Subleased Premises in accordance with the terms and conditions of this Sublease. As used in this Sublease, the term “Master Lease” shall be limited to refer only to the portion of the Leased Premises of which the Subleased Premises is apart. Subtenant shall also be entitled to whatever rights have been granted in favor of Sublandlord, if any, to use the parking structures, parking facilities, parking spaces, and Common Areas (as this term is defined in the Master Lease) within, adjacent to, or connected with the Subleased Premises as may be provided for in the Master Lease, including, without limitation, those rights provided in the Master Lease. Subtenant’s use of the parking areas, parking facilities, parking spaces, and Common Areas shall at all times be subject to the terms and conditions of the Master Lease and subject to any and all rules and regulations adopted by Landlord (including those rules and regulations provided in Exhibit B of the Master Lease).  Any and all equipment, furniture, décor, and fixtures installed by Subtenant at the Leased Premises shall be and remain Subtenant’s sole and separate personal property.

4.             Master Lease.  This Sublease is and shall remain subject and subordinate in all respects to the terms and conditions of the Master Lease.  Except as may be inconsistent or in conflict with the terms and conditions of this Sublease, all the terms, covenants, restrictions, and conditions in the Master Lease are applicable to this Sublease with the same force and effect as if Sublandlord were the “landlord” under the Master Lease and Subtenant were the “tenant” under the Master Lease.  Subtenant has no right to exercise, and Sublandlord shall have no obligation to exercise, any options, including any rights of first refusal, available to Sublandlord under the Master Lease or any rights of control or termination under the Master Lease.  Subtenant will neither do nor permit anything to be done which would cause the Master Lease to be terminated or forfeited by reason of any right of termination or forfeiture reserved or vested in Sublandlord under the Master Lease.

(a)            Sublandlord represents and warrants that Sublandlord has the right to make this Sublease and that Subtenant upon performing all of the obligations as and when due or within applicable notice and cure periods herein provided, shall peacefully have and enjoy the Subleased Premises throughout the Term without hindrance or molestation from Master Landlord, Sublandlord or anyone claiming by, through or under Sublandlord.  Sublandlord further warrants that there (a) exist no events of default under the Master Lease, or has no knowledge that an event has occurred that with the passage of time would constitute and event of default under the Master Lease (without having a duty to investigate), and (b) other than that certain Delivery of Possession Certificate dated January 27, 2021 attached hereto as Exhibit “A-1” (the “Lease Commencement Certificate”), are no other existing agreements between Sublandlord and Master Landlord regarding the Subleased Premises except for the Master Lease.  Sublandlord shall (i) maintain the Master Lease in full force and effect during the Sublease Term, and (ii) take commercially reasonable steps in good faith to assure that Master Landlord provides all services and performs all obligations of Master Landlord under the Master Lease.

(b)            If there is a conflict between the terms of the Master Lease and this Sublease, the terms of this Sublease shall control provided such interpretation does not cause a default under the Master Lease; otherwise the terms of the Master Lease shall control.

(c)            Sublandlord agrees upon written request by Subtenant to take such action on Subtenant’s behalf as is reasonable with respect to the enforcement of any rights of Sublandlord under the Master Lease in the event of any default by Master Landlord under the Master Lease, or to enforce Sublandlord’s rights under the Master Lease; provided, however, Sublandlord shall not be obligated to incur any out-of-pocket costs or to initiate litigation in connection therewith; and further provided that Subtenant first make such written requests to the Landlord.

(d)            Sublandlord agrees that Sublandlord shall (i) perform its obligations under the Master Agreement (except for those obligations delegated to Subtenant in this Sublease), and (ii) not interfere with Subtenant entering into a direct lease with Master Landlord in the event the Master Lease is terminated as a result of Sublandlord’s failure to comply with the Master Lease.

(e)            Sublandlord indemnifies and holds harmless, and will defend and protect, Subtenant from and against any and all Claims, including reasonable attorneys’ fees and other legal expenses, or other liabilities of any kind or of any nature whatsoever, which may at any time be imposed upon, incurred by, or asserted or awarded against Subtenant by reason of any breach or default caused directly by Sublandlord.  Subtenant indemnifies and holds harmless, and will defend and protect, Sublandlord from and against any and all Claims, including reasonable attorneys’ fees and other legal expenses, or other liabilities of any kind or of any nature whatsoever, which may at any time be imposed upon, incurred by, or asserted or awarded against Sublandlord by reason of any breach or default which occurs by, through, or under Subtenant.  Subtenant represents and acknowledges to Sublandlord that Subtenant has read the Master Lease and is familiar with all the terms, covenants, restrictions, and conditions in the Master Lease.

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(f)            Any amendment to the Master Lease shall be subject to Subtenant’s prior written approval, which approval shall not be unreasonably withheld, conditioned, or delayed.  Notwithstanding the foregoing, any subordination or attornment instrument presented to Subtenant for signature shall contain a non-disturbance provision in which the party holding the superior lien or the purchaser or transferee agrees not to disturb Subtenant’s possession of the Subleased Premises so long as Subtenant is not in default under this Sublease. Upon execution of this Sublease, Sublandlord shall use reasonable efforts to obtain a non-disturbance agreement from Sublandlord and any and all lenders or mortgagees whose loan is secured by either the underlying fee estate or the leasehold interest created by the Sublease.

5.             Term.

(a)            Initial Term. Notwithstanding the Effective Date or anything to the contrary in this Sublease, including the early access rights contemplated in Section 5(c) below, the term (“Term”) of this Sublease will commence on the earlier to occur of (i) the date Subtenant obtains a certificate of occupancy for the Subleased Premises, or (ii) two hundred ten (210) days from the date Master Landlord provides its written consent to this Sublease (“Commencement Date”), and shall end expire on May 31, 2029 (“Expiration Date”), unless sooner terminated pursuant to the terms and conditions of (a) this Sublease, or (b) the Master Lease; provided, however the Commencement Date shall be postponed on a day-for-day basis due to any Sublandlord or Landlord caused delays during Subtenant’s construction of the Subtenant Improvements.  Within thirty (30) days after the Commencement Date, Sublandlord and Subtenant shall confirm the basic terms and conditions of the Sublease using a confirmation of lease terms in a form to be mutually agreed upon between Sublandlord and Tenant.

(b)            Delivery of Possession of the Premises. Sublandlord shall deliver possession of the Premises to Subtenant (the “Delivery Date”) in the condition required hereunder on the date that is the later to occur of (i) January 1, 2021, or (ii) the date Sublandlord obtains Landlord’s Consent (as defined in Section 23 below) to this Sublease.  If Sublandlord is unable to obtain Landlord’s consent within sixty (60) days after the Effective Date, either party shall have the right to terminate this Sublease without liability to the non-terminating party.

(c)            Early Access. Subtenant has requested access to the Subleased Premises prior to the Commencement Date for the purpose of inspecting and installing certain data wiring and cabling, furniture, fixtures, and equipment specific to Subtenant’s business operations.  Subject to all submittal, review, and approval processes and consent rights of Landlord as provided for in the Master Lease, Sublandlord agrees to grant Subtenant such early access commencing on the date Landlord provides its consent to this Sublease.  Subtenant agrees to indemnify, protect, defend, and hold harmless Landlord, Sublandlord, and each of the other Sublandlord Indemnified Parties from and against any and all Claims directly or indirectly arising by reason of, in connection with, on account of or pertaining to Subtenant’s early access to the Subleased Premises and Subtenant’s failure to abide by and perform its obligations under this Sublease and as otherwise required under the Master Lease.

(d)            COVID-19.  The parties acknowledge that there currently exists an outbreak of the novel coronavirus which causes a disease known as COVID-19, which the World Health Organization has declared a global pandemic (“COVID-19 Outbreak”).  As a result of the COVID-19 Outbreak, several government bodies have issued orders, and may yet issue additional orders, which have or will impact Sublandlord’s and Subtenant’s ability to timely prepare the Subleased Premises for Tenant’s occupancy.   To the extent Subtenant is delayed in constructing those improvements necessary to occupy and enjoy the Subleased Premises, as further described in Landlord’s Consent, as a result of these or any other factors due to the COVID-19 Outbreak, the parties agree to consider in good faith an extension of the Commencement Date. Subtenant shall send its written request for an extension of the Commencement Date (“Extension Request”) to Sublandlord no later than (30) days May 31, 2021.  The Extension Request shall specify the proposed length of the extension and briefly describe the factors necessitating an extension, including the names of any (or all) vendors and government agencies providing construction or permit services that are unavailable due to the COVID-19 Outbreak and efforts made to locate a substitute vendor to perform those services.  Within three (3) business days of receipt, Sublandlord shall notify Subtenant in writing of its decision to grant or deny the Extension Request.  If Sublandlord does not affirmatively deny the Extension Request in writing in three (3) business days, the Commencement Date shall be deemed extended by the amount of time requested by Subtenant in the Extension Request.

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6.             Right of First Offer.

(a)            Provided (i) no default exists under this Sublease beyond any applicable cure periods, and (ii) this Sublease is in full force and effect on the date of Sublandlord’s delivery of the ROFO Notice (hereinafter defined), with respect to any portion of the Leased Premises located on the fifth (5th) floor of the Building (collectively, the “ROFO Space”), Subtenant shall have a right of first offer (the “ROFO”) through the duration of the Term to sublease the ROFO Space in accordance with the terms of this Section 5(b).  Sublandlord represents and warrants there are no tenants, licensees, or other third-parties with rights to lease, license, use, or otherwise occupy the ROFO Space that are superior to Subtenant’s rights hereunder.

(b)            If at any time Sublandlord desires to sublease any portion of the ROFO Space, or assign its interest in the Master Lease as it pertains to the ROFO Space, Sublandlord shall deliver a notice (the “ROFO Notice”) to Subtenant setting forth the terms and conditions upon which Sublandlord is willing to sublease (as assign, as applicable) the ROFO Space. For the ten (10) business day period (the “ROFO Period”) immediately following Sublandlord’s delivery of the ROFO Notice, Subtenant shall have the exclusive right to negotiate with Sublandlord for the leasing of the ROFO Space. If prior to the expiration of the ROFO Period, Sublandlord and Subtenant have reached a definitive agreement on all of the material terms and conditions upon which the parties are willing to enter into a lease for the ROFO Space, Sublandlord and Subtenant shall, within fifteen (15) days after the expiration of the ROFO Period, enter into a lease (or an amendment of the Sublease) setting forth such terms.  The parties acknowledge that the terms and conditions of leasing the ROFO Space shall be on the same terms and conditions of the Sublease, except that any tenant improvement allowance or other rent concessions set forth in the ROFO Notice shall be proportionately reduced based on the reduction of the term of the ROFO Space as set forth in the ROFO Notice. If Sublandlord and Subtenant fail to enter into an amendment to the Sublease, or enter into a new lease for the ROFO Space (the “Declined ROFO Space”), within fifteen (15) days after expiration of the ROFO Period, Sublandlord shall be entitled to lease the Declined ROFO Space to any party on any terms and conditions negotiated by Sublandlord; provided, however, if the new lease or license entered into for the Declined ROFO Space is less than or equal to ten percent (10%) of the financial terms set forth in Sublandlord’s ROFO Notice to Subtenant, then prior to entering into such new lease Sublandlord shall be required to follow the procedure outlined in this Section 5(b) and Subtenant shall again have the right to sublease the ROFO Space.

7.             Rent.  Subtenant agrees to pay to Sublandlord as rent (“Rent”) for the Subleased Premises the sums shown for such monthly periods as provided below:

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Months During Term:	Annual Rent:	Monthly Rent:
1st thru 7th Month	Abated	Abated
8th thru 12th Month	$350,822.33	$70,165.67
13th thru 24th Month	$863,025.40	$71,918.78
25th thru 36th Month	$884,601.04	$73,716.75
37th thru 48th Month	$906,716.06	$75,559.67
49th thru 60th Month	$929,383.96	$77,448.66
61st thru 72nd Month	$952,618.56	$79,384.88
73rd thru 84th Month	$976,434.03	$81,369.50
85th Month thru May 31, 2029	$917,441.14	$83,403.74

Rent shall be payable during the Term in equal consecutive monthly installments, in advance, without demand, deduction, or offset, commencing on the Commencement Date and continuing on the first (1st) day of each calendar month thereafter until the Expiration Date of this Sublease.  Notwithstanding the foregoing sentence, months one (1) through seven (7) of Rent shall be abated and the eighth full month installment of Rent shall be paid in advance pursuant to Section 8 below.  Rent shall be due on the first (1st) day of each and every month during the Term.  If Rent or the expiration or termination date of this Sublease occurs on a day other than the first day of a calendar month, the Rent for such fractional month will be prorated on a per diem basis.  All Rent will be paid by Subtenant to Sublandlord in lawful money of the United States of America, in immediately available funds at the address for Sublandlord set forth in Section 32 below.  For any matters related to the type, manner, or process of the payment of Rent not expressly or specifically provided for in this Sublease, Sublandlord shall be entitled to the benefit of those same payment terms and conditions as contemplated in the Master Lease, with the same force and effect as if Sublandlord were the “landlord” under the Master Lease.

All installments of Rent or any other amounts which are not paid by Subtenant to Sublandlord within ten (10) calendar days after the same is due (“Delinquency Date”) shall bear interest from and after the due date until paid at a rate of eighteen percent (18%) per annum.  In addition to the foregoing, Subtenant will immediately pay Sublandlord as a late fee an amount equal to five percent (5%) of any amounts not paid to Sublandlord on or before the Delinquency Date.

8.             Operating Costs or Additional Rent.  Subtenant shall be charged or be responsible for Operating Costs as contemplated under Article 4 of the Master Lease directly allocable to the Subleased Premises; provided, however, Subtenant may be responsible for any costs, expenses, or changes in Operating Costs arising from Subtenant’s negligence or misconduct within the Subleased Premises or the Building and Subtenant’s failure to perform its obligations under this Sublease.  Sublandlord shall provide Subtenant copies of any annual or reconciliation statements provided for in Article 4 to the Lease, and agrees to enforce Sublandlord’s rights and obligations set forth therein, including any audit rights.  In addition, Sublandlord shall be entitled to the return of any excess payments that are attributable to Subtenant’s lease of the Subleased Premises.

9.             Rent Abatement; Prepaid Rent.  Concurrently with the execution and delivery of this Sublease, Subtenant shall pay and deliver to Sublandlord the eighth month of Rent in the amount of Seventy Two Thousand, Five Hundred Sixty Two and no/100 Dollars and 67/100 ($72,561.67), and that Sublandlord shall apply such amount against the eighth monthly installment of Rent.  As provided in the Rent schedule in Section 6 above, Rent shall be abated for the first seven (7) full month installment of Rent.

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10.             Condition of Subleased Premises.

(a)            Condition Generally. Subtenant accepts the Leased Premises in its “as is”, “where is” condition, in the broadest sense of those terms, without warranties, either express or implied, and “with all faults”, including but not limited to, both latent and patent defects, and the disclaimers and terms provided for in the Master Lease.

(b)            Subtenant Improvements. Notwithstanding anything to the contrary in subsection (a) above, Sublandlord hereby agrees that Subtenant shall promptly work directly with Landlord for the design, construction, and installation of the Subtenant Improvements (as such term is defined in the Landlord’s Consent). Accordingly, Sublandlord agrees that Sublandlord shall exercise commercially reasonable efforts in assisting Subtenant in obtaining the approvals necessary to design, construct, and install the Subtenant Improvements at no out-of-pocket cost to Sublandlord.  Sublandlord hereby discloses to Subtenant that a portion of the tenant improvement allowance and space plan allowance made available to Sublandlord under the Master Lease has already been used and applied by Sublandlord to certain design and architectural costs and expenses related to Sublandlord’s buildout of the Leased Premises. Notwithstanding Sublandlord using such portion of the tenant improvement allowance and space plan allowance, it is the parties’ intention that Subtenant shall have the right to receive the full benefit of the tenant improvement allowance and space plan allowance available under the Master Lease and applicable to the Subleased Premises. Accordingly, Sublandlord and Subtenant agree that Sublandlord shall be responsible for the shortfall in the tenant improvement allowance and space plan allowance in the Master Lease, and reimburse Subtenant for those costs and expenses Subtenant incurs that would have been reimbursed under the Master Lease, but were not due to Sublandlord’s previously incurred costs.

(c)            Bathroom Improvements. As further contemplated by the Lease Commencement Certificate, the Subtenant Improvements include the construction and installation of building standard (i.e., consistent with Class “A” office space) male/female bathrooms for the Subleased Premises (i.e., on the 6th floor of the building) (the “Bathroom Improvements”) in accordance with the terms of the Master Lease. The Master Lease provides for the reimbursement of the Subtenant Improvements up to $60.00 per usable square feet of space within the Subleased Premises (the “Allowance”). Notwithstanding the availability of a portion of the Allowance for use in constructing the Subleased Premises (including the Bathroom Improvements) under the Master Lease, Subtenant shall seek reimbursement from Landlord for the Bathroom Improvements up to One Hundred Twenty Thousand and no/100 Dollars ($120,000.00), in lieu of seeking reimbursement under the Allowance. In order to seek reimbursement for such costs and expenses, Subtenant shall follow the monthly reimbursement procedure outlined in the Work Letter attached to the Master Lease.

11.             Utilities and Services.  Certain utilities and services are expected to be provided by Landlord (as described in Article 14 of the Master Lease), subject to the terms and conditions of the Master Lease, and in the event Subtenant desires or requires utilities or services in types or quantities greater than or at times other than that generally to be provided by Landlord, Subtenant shall either contract for such utilities and services on its own (after complying with any consent and approval rights provided for in the Master Lease) and at Subtenant’s sole cost and expense, or coordinate and arrange directly with Landlord to have such utilities and services to be provided.  Subtenant agrees to cooperate with Landlord and be bound by the terms, conditions, and obligations of Article 14 of the Master Lease with the same force and effect as if Subtenant were the “tenant” under the Master Lease. In furtherance of the foregoing, Sublandlord hereby agrees to the extent Sublandlord receives any rent abatement under Article 14 of the Master Lease, Subtenant shall receive the same.  Sublandlord shall have no obligation to provide any utilities or services to Subtenant as part of this Sublease and Subtenant agrees and acknowledges that any utilities or services (other than those generally to be provided by Landlord), shall be provided at the sole costs, expense, and efforts of Subtenant.

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12.             Use.  The Subleased Premises shall be used solely for general office uses as contemplated and permitted under the Master Lease or as otherwise approved by Landlord and Sublandlord, and shall at all times be subject to and governed by the terms and conditions of the Master Lease.

13.             Parking. Subtenant shall have on the terms, conditions and restrictions set forth herein and in the Master Lease, at no charge to Subtenant, the number of parking spaces allocated to the Leased Premises under the Master Lease as they pertain to the Subleased Premises (i.e. 4 and one-half (4.5) monthly parking permits for each 1,000 square feet of useable area in the Subleased Premises). In addition, Subtenant shall have the exclusive right to use the six (6) reserved parking spaces described in Article 24.1 of the Master Lease.

14.             Signage.  Subject to the terms of the Landlord’s Consent, all signage rights of the Sublandlord (as described in Article 10 of the Master Lease), shall transfer to Subtenant, specifically the North and South facing building crown signage. Sublandlord shall exercise commercially reasonable efforts to ensure Subtenant is able to exercise Sublandlord’s rights under the Master Lease.

15.             Alterations.  Subtenant will not make any alterations, additions, or improvements to the Subleased Premises without first obtaining Landlord’s prior written consent in accordance with Article 9 of the Master Lease and without obtaining Sublandlord’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, Subtenant may, without Sublandlord’s consent, but with prior written notice to Sublandlord, install cosmetic alterations to the interior of the Subleased Premises which do not require a building permit and cost less than $25,000.00 or less in any calendar year.  Any alterations, additions, or improvements proposed and undertaken by Subtenant shall comply in every respect with Article 9 of the Master Lease.

16.             Maintenance.  Subtenant covenants and agrees, at its sole costs and expense, to keep and maintain the Subleased Premises and all other improvements in good order and repair in accordance with the terms and maintenance standards of the Master Lease, including, without limitation, the standards, requirements, and practices provided for in the Master Lease, and Subtenant agrees not to damage, deface, or cause waste to occur on or within the Subleased Premises and all other improvements.

17.             Insurance. Subtenant, at its sole costs and expense, will maintain throughout the Term insurance in accordance with the terms, standards, requirements, and practices of the Master Lease, including, without limitation, the insurance required in the Master Lease.  Subtenant will be responsible for the payment of all deductibles in connection with any and all claims under such insurance policy or policies.  Subtenant’s policies of insurance will: (i) name Sublandlord as one of the insureds thereunder, (ii) be maintained at Subtenant’s sole cost and expense; and (iii) contain a clause or endorsement to the effect that the policy may not be terminated or materially amended except after thirty (30) calendar days written notice thereof to Sublandlord.  Within thirty (30) calendar days of the date of this Sublease, Subtenant shall deliver copies of said policies or certificates of insurance to Sublandlord

18.             Indemnification. Subtenant indemnifies, defends and holds harmless Sublandlord from and against any and all Claims, including attorneys’ fees and other legal expenses, or other liabilities for damage to property or injury to, harassment of, or death of any person (including any servant, agent or employee of Subtenant, and any servant, agent or employee of any third-party hired or retained by Subtenant), and for all other purposes and indemnified actions provided for in the Master Lease with the same force and effect as if Sublandlord were the “landlord” Subtenant were the “tenant” under the Master Lease, arising out of or in consequence of Subtenant’s use of the Subleased Premises, the operation of Subtenant’s business on the Subleased Premises (including any contamination of the Subleased Premises or any other property resulting from the presence or use of hazardous material caused or permitted by Subtenant), or any other acts or omissions of the Subtenant or any third-party hired or retained by Subtenant (or any servant, agent, or employee of any of them); provided, however, that the foregoing indemnity shall not apply to Claims arising from Sublandlord’s fraud, negligence, willful misconduct, or Sublandlord’s failure to perform its obligations under this Sublease.

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19.             Casualty and Condemnation.  Notwithstanding any provision in this Sublease or in the Master Lease to the contrary, Sublandlord shall have no liability for Master Landlord’s obligations under the Master Lease to repair or restore the Subleased Premises or any part thereof in the event of damage by fire or other casualty or in the event of a condemnation, in whole or in part, of the Subleased Premises or the Building.  To the extent Sublandlord shall receive any abatement of rent due to casualty or condemnation with respect to the Subleased Premises under the Master Lease, Subtenant shall have a corresponding right to abatement, and to the extent that Master Lessor or Sublandlord has the right to terminate the Master Lease pursuant to the Master Lease and does so terminate, this Sublease shall terminate unless provided otherwise in the Master Lease. Notwithstanding anything to the contrary in the Master Lease, Subtenant shall be entitled to receive, or to prosecute a separate claim for, an award for a temporary taking of the Subleased Premises where this Sublease is not terminated (to the extent such award relates to the unexpired Sublease Term), or an award or portion thereof separately designated for relocation expenses of, or for the interruption of or damage to Subtenant’s business or as compensation for trade fixtures and Subtenant’s personal property

20.             Default by Subtenant.  Each of the following events constitutes an event of default by Subtenant under this Sublease: (i) Subtenant’s failure to pay Rent or any other amount due under this Sublease within five (5) days after written notice; (ii)  Subtenant committing or allowing to continue any other default or breach of this Sublease or the Master Lease, which shall not have been cured within the time period and as required under the Master Lease, including, without limitation, those standards, cure periods (if any), and other requirements provided for in the Master Lease; (iii) Subtenant files, or a third-party shall file against Subtenant, a petition in bankruptcy, liquidation, dissolution, or reorganization that remains undismissed for fifty (50) calendar days; (iv) a receiver or trustee shall be appointed for all or substantially all of the assets of Subtenant, and such appointment shall not be vacated or otherwise terminated within fifty (50) days of filing; or (v) Subtenant makes a general assignment for the benefit of all creditors of Subtenant.

21.             Remedies.  Upon the occurrence of an event of default provided for in Section 20 above or any event of default or breach provided for in the Master Lease, Sublandlord has the right to use any of the remedies below:

(a)            From time-to-time, without terminating this Sublease, re-enter (by any means provided by law) and relet the Subleased Premises for the account of Subtenant, upon such reasonable terms and conditions as Sublandlord may deem advisable or satisfactory, in which event rents received for such reletting shall be applied first to the expense of such reletting and thereafter toward payment of all sums due or to become due to Sublandlord under this Sublease;

(b)            Continue this Sublease in full force and effect to the end of the Term, notwithstanding the occurrence of such event of default, and enforce, by all proper and legal means, Sublandlord’s rights herein, including the monthly collection of Rent and other amounts due, including, without limitation, late payment fees and interest on the amounts due under this Sublease;

(c)            Pursue any other remedy available to Landlord under the Master Lease, including, without limitation, those remedies provided for in the Master Lease, with the same force and effect as if Sublandlord were the “landlord” under the Master Lease; or

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(d)            Pursue any other remedy available at law or equity.  All remedies provided in this Sublease shall be cumulative and nonexclusive.

In all events, Sublandlord shall use commercially reasonable efforts to mitigate Sublandlord’s damages.

22.             Default by Sublandlord.  Sublandlord will not be in default under this Sublease, and Subtenant shall not be entitled to take any action, or exercise any right, remedy, or recourse, against Sublandlord, unless Sublandlord fails to perform any of its  obligations under this Sublease and that failure continues for a period of thirty (30) calendar days after written notice from Subtenant.  If, however, the failure cannot reasonably be cured within such 30-day period, Sublandlord will not be in default if Sublandlord commences to cure any failure within the 30-day period and diligently prosecutes such cure to completion.  Upon any event of default by Sublandlord under this Sublease, Subtenant may exercise all available legal or equitable rights and remedies as permitted by Utah law.

23.             Surrender.  Upon the expiration or earlier termination of this Sublease, Subtenant shall deliver the Subleased Premises and all other improvements to Sublandlord in the same condition as of the Effective Date, reasonable wear and tear excepted. Subtenant will reimburse Sublandlord for and indemnify Sublandlord against all damages which Sublandlord incurs from Subtenant’s delay in vacating the Subleased Premises or the Building.  Notwithstanding the foregoing, in the event Sublandlord assigns to Subtenant the Master Lease and this Sublease is terminated, Subtenant shall not be obligated to deliver the Subleased Premises (but shall still be obligated to surrender and deliver the Personal Property to Sublandlord) to Sublandlord, rather, Subtenant shall be entitled to remain on the Subleased Premises pursuant to the terms and conditions of the assignment of the Master Lease.

24.             Holdover.  In the event Subtenant holds over, with or without the consent of Sublandlord and Landlord, following the expiration or termination of this Sublease, Subtenant shall be deemed to be occupying the Subleased Premises as a month‑to‑month tenant, and will pay as Rent a sum equal to (i) one hundred twenty-five percent (125%) of the Rent, and (ii) such other charges as are payable under this Sublease, pro-rated on a monthly basis.

25.             Effective Date.  Sublandlord and Subtenant acknowledge that Sublandlord’s right to Sublease the Subleased Premises to Subtenant in accordance with this Sublease is subject to Sublandlord first obtaining the consent of Landlord as required and contemplated in the Master Lease (the “Landlord’s Consent”). Accordingly, this Sublease will not become effective and it will be of no force and effect the Landlord’s Consent, in substantially the same form attached hereto as “Exhibit C,” is obtained. Sublandlord shall use commercially reasonable efforts to obtain Landlord’s consent to this Sublease. If Sublandlord is unable to obtain Landlord’s consent within sixty (60) days after the Effective Date, either party shall have the right to terminate this Sublease without liability to the non-terminating party.

26.             Assignment; Subletting.

(a)            Generally. Subtenant will not assign this Sublease nor sublet the Subleased Premises, in whole or in part, and will not permit Subtenant’s interest in this Sublease to be vested in any third-party by operation of law or otherwise, without the prior written consent of Sublandlord, which consent shall not be unreasonably withheld, conditioned, or delayed.  Any such consent from Sublandlord shall not be deemed to release Subtenant from its representations, warranties, covenants, and obligations under this Sublease, and Subtenant shall continue to be responsible for the performance of said obligations unless Sublandlord releases Subtenant from said obligations in a separate written agreement.

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(b)            Affiliate Transactions. Subtenant shall have Sublandlord’s rights with respect to any assignment, transfer, mortgage, or other encumbrance as it pertains to any “Affiliate Transaction,” as set forth in Article 7 of the Master Lease.

27.             Force Majeure. If either party is delayed, interrupted or prevented from performing any of its obligations under this Sublease, if applicable, and such delay, interruption or prevention is due to fire, act of God, governmental act or failure to act, the COVID-19 Outbreak, labor dispute, unavailability of materials or any cause outside the reasonable control of the party required to perform, then the time for performance of the affected obligation(s) shall be extended for a period equivalent to the period of such delay, interruption or prevention

28.             Attorneys’ Fees.  If any litigation, judicial reference, or binding arbitration proceeding is commenced between the Parties concerning this Sublease and/or the rights and obligations of any Party in relation herewith (including, but not limited to, claims in contract, tort, or equity), the Party prevailing in such litigation or arbitration proceeding, or the non-dismissing party in the event of a dismissal, with or without prejudice, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for any and all costs and expenses, including, without limitation, attorneys’ fees, expert witness fees, consultants’ fees, court costs, cost of paralegals, accounts, business office expenses of any kind or nature.  Any such attorneys' fees and other costs and expenses incurred by the prevailing or non-dismissing Party in enforcing a judgment in its favor under this Sublease, whether or not suit is filed, may be recoverable separately from and in addition to any other amount included in such judgment or award and such obligation is intended to be severable from the other provisions of this Sublease and to survive and not be merged into any such judgment or award.

29.             Notices.  In addition to any and all notices required under the Master Lease, all notices, requests, demands, and other communications under this Sublease shall be in writing and shall be given by: (i) established express delivery service which maintains delivery records; (ii) hand delivery; (iii) certified or registered mail, postage prepaid postage, return receipt requested; or (iv) by any other acceptable means and methods of delivery provided for in the Master Lease, to the Parties at the following addresses, or at such other address as the Parties may designate by written notice in the above manner:

To Sublandlord:	sPower, LLC Attention: CFO 2180 South 1300 East Suite 500 Salt Lake City, UT 84106

To Subtenant:	Quotient Technology Inc. Attention: Legal Department 400 Logue Avenue Mountain View, CA 94043

With a Copy to:	Kirton McConkie Attention: David Evans 50 East South Temple Salt Lake City, Utah 84111

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Communications may also be given by e-mail or facsimile, provided the communication is concurrently given by one of the above methods.  Notices are effective upon receipt, or upon attempted delivery if delivery is refused or if delivery is impossible because of failure to provide a reasonable means for accomplishing delivery.  Rent and any other amounts payable by Subtenant under this Sublease shall be paid to Sublandlord at the address set forth in this Section 30.

30.             Merger.  All prior understandings, negotiations, discussions, and agreements between Sublandlord and Subtenant are merged within this Sublease, which alone fully and completely sets forth the understanding of Sublandlord and Subtenant; and this Sublease may not be changed or terminated orally or in any manner other than by a signed written agreement.

31.             Waiver.  No waiver of any default or breach hereof by either party shall be considered to be a waiver of any other or subsequent default or breach.

32.             Exhibits.  All Exhibits attached to this Sublease are deemed to be incorporated into and made a part of this Sublease.

33.             Survival.  Each party’s representations, warranties, covenants, and obligations under this Sublease will survive the expiration or earlier termination of this Sublease for a period of five (5) calendar years after the date the expiration or earlier termination of this Sublease occurs.

34.             No Presumption.  This Sublease shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either Party.  Each Party represents and warrants to the other party that they have been represented by, and have had the opportunity to consult with, legal counsel in connection with the review, negotiation, and execution of this Sublease.

35.             Authority.  The individuals who execute this Sublease represent and warrant that they are duly authorized to execute this Sublease on behalf of Sublandlord or Subtenant, as the case may be, that the parties named are all the necessary and proper parties, and that no other signature, act, or authorization is necessary to bind such entity to the provisions of this Sublease.

36.             Successors and Assigns.  The representations, warranties, covenants, agreements, and obligations contained in this Sublease will bind and inure to the benefit of Sublandlord and Subtenant, and their respective executors, administrators, successors, and assigns.

37.             Governing Law.  This Sublease is executed and delivered as an incident to a lease transaction negotiated, consummated, and performable in the State of Utah, and shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to its conflict of law principles.  THE PARTIES CONSENT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF UTAH.

38.             Brokers.  Sublandlord and Subtenant represent and warrant to each other that neither has employed, retained, or consulted a broker, agent, or finder in carrying on the negotiations in connection with this Sublease or the lease transaction referred to herein, except for None, representing Sublandlord (“Sublandlord’s Broker”), and Peter Black and Chris Liddell of CBRE representing Subtenant (“Subtenant’s Broker”).   Except for Sublandlord’s Broker and Subtenant’s Broker, Sublandlord and Subtenant each hereby indemnifies and agrees to defend and hold the other harmless from and against any and all Claims that may be asserted or recovered against the indemnified party on account of any brokerage fee, commission, or other compensation arising by reason of the indemnitor’s breach of these representations and warranties or, in the Parties case, by reason of their respective failures to pay any commission due to Sublandlord’s Broker and Subtenant’s Broker in accordance with separately entered into brokerage agreements (the foregoing indemnities being herein referred to as the “Brokerage Indemnities”).  The Brokerage Indemnities shall survive the expiration or earlier termination of this Sublease.

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39.             Relationship of the Parties.  Nothing herein shall be deemed or construed by the Parties or by any third-party as creating the relationship of principal and agent or of partnership or of joint venture between the Parties, it being understood and agreed that no provision in this Sublease, nor any acts of the Parties, will be deemed to create any relationship between the Parties other than the relationship of sublandlord and subtenant.

40.             Headings.  The headings of the sections or paragraphs contained in this Sublease are for convenience only and do not define, limit, or construe their contents.

41.             Counterparts.  This Sublease may be executed in two (2) or more counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall constitute one and the same instrument.  Executed counterparts of this Sublease may be transmitted and delivered by the Parties by way of e-mail or other forms of electronic transmission.

(signatures to follow)

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THIS SUBLEASE AGREEMENT is executed by Sublandlord and Subtenant as of the Effective Date.

SUBLANDLORD: By: /s/ Sean McBride Name: Sean McBride Title: Authorized Person	SUBTENANT: By: /s/ Scott Raskin Name: Scott Raskin Title:President

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EXHIBIT “A”
TO
SUBLEASE AGREEMENT

Copy of Master Lease

A true and correct copy of the Master Lease referenced in the foregoing Sublease is attached hereto.

[See Attached]

EXHIBIT “A-1”
TO
SUBLEASE AGREEMENT

Copy of Lease Commencement Certificate

A true and correct copy of the Lease Commencement Certificate referenced in the foregoing Sublease is attached hereto.

EXHIBIT “A-1”
TO
SUBLEASE AGREEMENT

Copy of Lease Commencement Certificate

EXHIBIT “B”
TO
SUBLEASE AGREEMENT

General Depiction of Premises

EXHIBIT “C”
TO
SUBLEASE AGREEMENT

Landlord’s Consent

CONSENT TO SUBLEASE

THIS CONSENT TO SUBLEASE (this “Agreement”), is dated as of ________________, 2021, by and among SUGARHOUSE PROPERTY, LLC, a Delaware limited liability company (“Landlord”), FTP POWER LLC, a Delaware limited liability company (“Tenant”), and QUOTIENT TECHNOLOGY INC., a Delaware corporation (“Subtenant”).

RECITALS

A.         Landlord and Tenant are parties to that certain Office Lease Agreement dated January 15, 2020 (the “Master Lease”), pursuant to which Landlord leases to Tenant the entire sixth (6th) floor and a portion of the fifth (5th) floor (collectively, (the “Leased Premises”) within the building located at 60 Park Avenue having an assigned address of 1260 East Stringham Avenue, Salt Lake City, Utah 84106 (the “Building”), as the Leased Premises is more particularly described in the Master Lease.

B.         Subtenant desires to sublet from Tenant a portion of the Leased Premises, specifically all of the 6t floor of the Building containing 25,610 rentable square feet of space (the “Subleased Premises”) in accordance with a certain sublease agreement (“Sublease”) between Tenant, as sublessor, and Subtenant, as sublessee, a copy of which is attached as Exhibit A, and Subtenant has asked Landlord for consent to and recognition of the Sublease, as well as non-disturbance protection in the event that the Master Lease is terminated (collectively, the “Sublease Consent”).

C.         Landlord has agreed to consent to the Sublease and Subtenant’s requests with respect to certain rights under the Master Lease, subject to the terms and conditions below.

TERMS AND CONDITIONS

NOW, THEREFORE, for good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, it is mutually covenanted and agreed as follows:

1.             Definitions. Unless otherwise defined, all terms contained in this Agreement shall, for the purposes hereof, have the same meaning ascribed to them in the Master Lease.

2.             Landlord’s Consent to Sublease. Landlord hereby consents to the subletting of the Subleased Premises by Tenant to Subtenant, upon and expressly subject to the terms and conditions herein, to each of which Tenant and Subtenant expressly agree.

2.1.            Nothing herein shall be construed to modify, waive, impair, or affect any of the covenants, agreements, terms, provisions, or conditions contained in the Master Lease (except as herein expressly provided), or to waive any breach thereof, or any rights of Landlord against any person or entity liable or responsible for the performance thereof, or to enlarge or increase Landlord’s obligations or decrease Landlord’s rights under the Master Lease, and all covenants, agreements, terms, provisions, and conditions of the Master Lease are hereby mutually declared to be in full force and effect.

2.2.            Tenant shall be and remain liable and responsible for the due keeping, performance, and observance of all the covenants, agreements, terms, provisions, and conditions set forth in the Master Lease on the part of Tenant to be kept, performed, and observed and for the payment of the rental and all other charges now or hereafter payable under the Master Lease, including without limitation the expressed modifications of the Master Lease set forth in this Agreement.

2.3.            The Sublease shall be subject and subordinate at all times to the Master Lease and to all of the covenants, agreements, terms, provisions, and conditions of the Master Lease and to this Agreement, and neither Tenant nor Subtenant shall do or permit anything to be done in connection with the Subtenant’s occupancy of the Subleased Premises which would violate any of those covenants, agreements, terms, provisions, and conditions.

2.4.            If Tenant breaches any of the terms and provisions of the Master Lease, Landlord may, but shall not be required, to elect to receive directly from Subtenant all sums due or payable to Tenant by Subtenant pursuant to the Sublease, and upon receipt of Landlord’s notice, Subtenant shall thereafter pay to Landlord any and all sums becoming due or payable under the Sublease, and to the extent received by Landlord, Tenant shall receive from Landlord a corresponding credit for such sums against any payments then due or thereafter becoming due from Tenant. Neither the giving of such written notice nor the receipt of such direct payments shall cause Landlord to assume any of Tenant’s duties, obligations, or liabilities under the Sublease, nor shall such event impose upon Landlord the duty or obligation to honor the Sublease nor subsequently to accept Subtenant’s attornment. Landlord’s acceptance of payments directly from Subtenant by reason of the Master Lease shall be treated as if they were made by Subtenant on behalf of Tenant and shall not be deemed or construed to make Subtenant a direct tenant of Landlord, unless expressly agreed to in writing by Landlord.

2.5.            Landlord acknowledges and consents to Subtenant’s right of first offer to lease (“Subtenant’s ROFO”) the remaining portion of the Leased Premises (the “ROFO Space”), from Tenant, and agrees that Landlord’s consent shall not be required for any further subleasing of the Subleased Premises to Subtenant. In furtherance of the foregoing, Tenant shall only be required to provide Landlord prompt prior written notification and documentation evidencing the further subleasing of the applicable  remaining portion of the Leased Premises to Subtenant, it being agreed that all other terms and conditions of the Master Lease shall apply to Subtenant’s subleasing of the ROFO Space.

3.             Direct Lease Upon Termination of Master Lease by Landlord.

3.1.            Subtenant has requested that, in the event the Master Lease is terminated at the election of Landlord prior to the natural expiration thereof (“Early Termination Date”), Landlord permits the continued occupancy of the Subleased Premises by Subtenant as further described herein.  Landlord is amenable to the foregoing, provided that (a) the reason for the termination was not occasioned by Subtenant (e.g., a default by Subtenant which triggered a default under the Master Lease, or the occurrence of a casualty due to the act or omission of Subtenant), and (b) as of the Early Termination Date there has been no material default by Subtenant under the Sublease continuing beyond any applicable cure, notice, or grace period.  Subtenant shall, after termination of the Master Lease by Landlord prior to the expiration of the term of the Master Lease (an “Early Termination”), continue occupying the Subleased Premises for the remainder of the term of the Master Lease, as modified hereby (the “Continuation Period”).  The aforementioned right shall be referred to as the “Non-Disturbance Right” (with the occurrence thereof (including the election thereof by Landlord as set forth herein below) being a “Non-Disturbance Event”).

3.2.            Upon the occurrence of a Non-Disturbance Event, and satisfaction of subsections (a) and (b) above, and without in any way releasing Tenant from any obligation or liability under the express terms of the Master Lease, Subtenant shall attorn to Landlord and become a direct lessee of Landlord as if Landlord, as lessor, and Subtenant, as lessee, had entered into the Master Lease (as modified by this Agreement).  Following the occurrence of a Non-Disturbance Event, (i) each party hereto agrees to execute and deliver such instruments as may reasonably be requested by the other party to evidence and confirm Subtenant’s direct leasing relationship with Landlord, and (ii) the Master Lease (as modified by this Agreement) shall continue in full force and effect as a direct lease between Landlord and Subtenant; and (iii) Subtenant hereby agrees that, notwithstanding anything contained in the Sublease to the contrary, Subtenant shall thereafter be obligated to pay Landlord the rental amounts set forth in the Master Lease with respect to the Subleased Premises. Subtenant shall attorn to Landlord and become a direct lessee of Landlord as if Landlord, as lessor, and Subtenant, as lessee, had entered into the Master Lease (as modified by this Agreement).

3.3.            In the event that Subtenant becomes a direct tenant of Landlord pursuant to this Section 3.3, Landlord shall not: (a) be liable for any previous act or omission of Tenant under the Sublease; (b) be subject to any offset or credit which shall theretofore have accrued to Subtenant against Tenant; (c) be bound by any previous prepayment of rent or any other advance payment of monies due under the Sublease; or (d) be liable to Subtenant for any allowances or payments required to be made by Tenant to Subtenant.

4.             Subtenants Improvements.

4.1.            Improvements to Subleased Premises. Pursuant to the terms and conditions of the Master Lease, Landlord has agreed to provide Tenant [(i) an allowance up to $.12 per square foot of rentable space within the Leased Premises to prepare space plans for Tenant’s occupancy of the Premises (the “Space Plan Allowance”), and (ii)] an improvement allowance up to $60.00 per square foot of useable space within the Leased Premises (the “Allowance”) for Tenant to design, construct, and install certain tenant improvements to the Premises (collectively, the “Subtenant Improvements”). Notwithstanding Landlord making available to Tenant the Space Plan Allowance and Allowance, Tenant has yet to fully design, construct, and install any improvements within the Premises as of the date of this Agreement, and the Leased Premises remain in the condition described in the Master Lease.  As part of Subtenant’s request for Landlord to consent to the Sublease, Subtenant has requested (a) Subtenant be given or assigned Tenant’s right to build-out the Subleased Premises pursuant to the terms, conditions, procedure, and timing set forth in the Master Lease wherein Landlord and Subtenant will work directly together with respect to Subtenant’s build-out, and (b) that in lieu of making available to Tenant the entire Space Plan Allowance and the Allowance, Landlord agrees that the applicable portion of the Space Plan Allowance and the Allowance which pertains to the Subleased Premises and Subtenant Improvements (the “Subleased Premises Allowance”) be made available to Subtenant (in other words, the Space Plan Allowance and the Allowance shall be applied to the rentable square footage of the Subleased Premises); provided that (i) Subtenant shall comply with all of the provisions of the Work Letter attached to the Master Lease and incorporated herein by this reference including, without limitation, timely depositing the Over Allowance Amount with respect to the Subtenant Improvements to be constructed by Subtenant in the Subleased Premises prior to commencement of construction thereof, and (ii) such Subleased Premises Allowance shall be administered and disbursed in accordance with the terms and conditions set forth in the Work Letter. In addition, notwithstanding anything contained in the Master Lease and the Work Letter to the contrary, Subtenant hereby agrees to: (x) promptly commence, and diligently pursue to completion, the construction and installation of the Subtenant Improvements to the Subleased Premises within one (1) year of the date of this Agreement; and (y) make application to Landlord for full payment of the Subleased Premises Allowance, in accordance with the procedures established by the Work Letter, no later than one (1) year from the date of this Agreement.  In furtherance of the foregoing, Landlord hereby consents and agrees to Subtenant’s aforementioned requests in subsection (a) and (b), subject to the provisions of this Section. Furthermore, Subtenant acknowledges that a portion of the Allowance and Space Plan Allowance has already been applied to certain design and architectural costs and expenses related to Tenant’s buildout of the Leased Premises. Notwithstanding anything to the contrary herein, Subtenant agrees to seek reimbursement from Tenant and not Landlord, for any shortfall in the Allowance and Space Plan Allowance that is applicable to the Subleased Premises.

4.2.            Bathroom Improvements. As further contemplated by the Lease Commencement Certificate, the Subtenant Improvements include the construction and installation of building standard (i.e., consistent with Class “A” office space) male/female bathrooms for the Subleased Premises (i.e., on the 6th floor of the building) (the “Bathroom Improvements”) in accordance with the terms of the Master Lease. The Master Lease provides for the reimbursement of the Subtenant Improvements up to $60.00 per usable square feet of space within the Subleased Premises (the “Allowance”). Notwithstanding the availability of a portion of the Allowance for use in constructing the Subleased Premises (including the Bathroom Improvements) under the Master Lease, Landlord hereby agrees that Subtenant shall seek reimbursement from Landlord for the Bathroom Improvements up to One Hundred Twenty Thousand and no/100 Dollars ($120,000.00), in lieu of seeking reimbursement under the Allowance. In order to seek reimbursement for such costs and expenses, Landlord and Subtenant shall follow the monthly reimbursement procedure outlined in the Work Letter attached to the Master Lease.

4.3.            Existing Leased Premises. Without limiting Section 4.1, Landlord acknowledges and agrees that Tenant’s rights and obligations under the Work Letter to the Master Lease, including the Space Plan Allowance and Allowance, with respect to the remaining portion of the Leased Premises remains unchanged and unmodified by this Agreement; provided, however, Tenant hereby agrees that any portion of TI Allowance for the 5th floor space of the Leased Premises that is not utilized before December 31, 2021 will be forfeited.

5.             Amendment to Master Lease. Notwithstanding anything to the contrary in the Master Lease, Landlord and Tenant hereby agree that the Master Lease is hereby amended as follows:

5.1.            Subtenant shall have all of Tenant’s signage rights and obligations set forth in Article 10, including, the exclusive right to install crown signage on the exterior of the Building (at the roof parapet) on the North and South side of the Building, subject to the terms and conditions set forth in Article 10.  For the avoidance of doubt, Tenant and Subtenant acknowledge and agree that Landlord has retained the right to install crown signage on the exterior of the Building (at the roof parapet) on the East and West side of the Building, and Landlord may grant such rights to any other tenant(s), occupant(s) or third party.

5.2.            During the Term of the Sublease, Tenant’s non-exclusive right to use the fire stairs located between the 6th floor and 5th floor of the Building, as set forth in Article 14.1, shall be suspended, and Tenant shall have no right of access to the 6th floor of the Building. Notwithstanding the foregoing, Landlord acknowledges and agrees that upon the exercise of Subtenant’s ROFO Subtenant shall have the right to access the 6th floor and 5th floor of the Building via the fire stairs pursuant to Article 14.1.

5.3.            Subtenant, and Subtenant’s employees who work in the Building, shall have all of Tenant’s rights and obligations set forth in Article 14.6 with respect using and enjoying the Building’s fitness facility, subject to the terms and conditions set forth therein.

5.4.            Subtenant shall have the right to use and enjoy, at no cost to Subtenant, the six (6) reserved spaces in the parking structure, subject to the provisions of Article 24.1.

5.5.            Subject to and provided Subtenant complies with the terms and conditions set forth in Article 27.1, Subtenant shall have the right to use and enjoy mutually agreed upon portion(s) of the roof of the Building, not to exceed 1,500 square feet (as a roof-top patio, gathering/meeting, or entertaining space, lounge or otherwise).

6.             Notice. All notices, requests, demands, and other communications under this Agreement shall be in writing and shall be given by: (i) established express delivery service which maintains delivery records; (ii) hand delivery; (iii) certified or registered mail, postage prepaid postage, return receipt requested; or (iv) by any other acceptable means and methods of delivery provided for in the Master Lease, to the Parties at the following addresses, or at such other address as the Parties may designate by written notice in the above manner:

To Landlord:	Sugarhouse Property LLC c/o Westport Capital Partners LLC Attention: Mr. Greg Geiger 2121 Rosecrans Avenue, Suite 4325 El Segundo, CA 90245

With a Copy to:	Westport Capital Partners LLC 40 Danbury Road Wilton, CT 06897 Attn: Marc Porosoff, Esq.

With a Copy to:	Ward | Molloy, P.C. Attention: Matthew L. Molloy, Esq. 800 McIntyre Building 68 S. Main St. 8th Fl Salt Lake City, UT 84101

To Tenant:	FTP Power, LLC Attention: CFO 2180 South 1300 East Suite 500 Salt Lake City, UT 84106

To Subtenant:	Quotient Technology Inc. Attention: Legal Department 400 Logue Avenue Mountain View, CA 94043

With a Copy to:	Kirton McConkie Attention: David Evans 50 East South Temple Salt Lake City, Utah 84111

Any party to this consent may change its address for purposes of notice or provide one additional address for purposes of notice by giving notice of such change or addition in accordance with this Section, and such change or addition shall become effective ten (10) days after such notice is given. Notices shall be deemed given on the day that delivery of the notice is accepted or refused, whichever is earlier. If delivery is attempted, but neither accepted nor refused, notice shall be deemed given on the next business day. Whenever Landlord sends a notice of default to Tenant, Landlord shall send a copy of such notice to Subtenant in the manner prescribed in this Section. Whenever Landlord sends any other notice to Tenant that Landlord is required to send pursuant to the Master Lease, Landlord shall endeavor to send a copy to Subtenant in the manner prescribed in this Section. Whenever Tenant sends a notice of default to Subtenant, Tenant shall send a copy of such notice to Landlord in the manner prescribed in this Section. Whenever either Tenant or Subtenant send any other notice to the other that the sender is required to send pursuant to the Sublease, the sender shall endeavor to send a copy to Landlord in the manner prescribed in this Section.

7.             Miscellaneous.

7.1.            Amendments. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any change is sought.

7.2.            Binding on Landlord. This Agreement shall not be binding upon Landlord unless and until it is signed by Landlord. Tenant and Subtenant agree that: (i) a true copy of the Sublease has been furnished to Landlord; (ii) Landlord is not a party to the Sublease and is not bound by the provisions thereof; and (iii) notwithstanding the foregoing, the Sublease will not be modified or amended in any way without the prior written consent of Landlord, which consent shall not be unreasonably withheld, conditioned, or denied.

7.3.            Attorneys’ Fees.  If any litigation, judicial reference, or binding arbitration proceeding is commenced between the Parties concerning this Agreement and/or the rights and obligations of any Party in relation herewith (including, but not limited to, claims in contract, tort, or equity), the Party prevailing in such litigation or arbitration proceeding, or the non-dismissing party in the event of a dismissal, with or without prejudice, shall be entitled, in addition to such other relief as may be granted, to a reasonable sum for any and all costs and expenses, including, without limitation, attorneys’ fees, expert witness fees, consultants’ fees, court costs, cost of paralegals, accounts, business office expenses of any kind or nature.

7.4.            Waiver.  No waiver of any default or breach hereof shall be considered to be a waiver of any other or subsequent default or breach.

7.5.            No Presumption.  This Agreement shall be interpreted and construed only by the contents hereof, and there shall be no presumption or standard of construction in favor of or against either Party.  Each Party represents and warrants to the other party that they have been represented by, and have had the opportunity to consult with, legal counsel in connection with the review, negotiation, and execution of this Agreement.

7.6.            Authority.  The individuals who execute this Agreement represent and warrant that they are duly authorized to execute this Agreement, as the case may be, that the parties named are all the necessary and proper parties, and that no other signature, act, or authorization is necessary to bind such entity to the provisions of this Agreement.

7.7.            Successors and Assigns.  The representations, warranties, covenants, agreements, and obligations contained in this Agreement will bind and inure to the benefit of the parties hereto, and their respective executors, administrators, successors, and assigns.

7.8.            Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Utah without giving effect to its conflict of law principles.  THE PARTIES CONSENT TO THE NONEXCLUSIVE JURISDICTION AND VENUE OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF UTAH.

7.9.            Headings.  The headings of the sections or paragraphs contained in this Agreement are for convenience only and do not define, limit, or construe their contents.

7.10.            Counterparts.  This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original for all purposes, but all of which taken together shall constitute one and the same instrument.  Executed counterparts of this Agreement may be transmitted and delivered by the Parties by way of e-mail or other forms of electronic transmission.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

LANDLORD:

SUGARHOUSE PROPERTY, LLC,
a Delaware limited liability company

By:  ___________________________________
Name: _________________________________
Title: __________________________________

By:  ___________________________________
Name: _________________________________
Title: __________________________________

TENANT:

FTP POWER LLC,
a Delaware limited liability company

By:  ___________________________________
Name: _________________________________
Title: __________________________________

SUBTENANT:

QUOTIENT TECHNOLOGY INC.,
a Delaware corporation

By:  ___________________________________
Name: _________________________________
Title: __________________________________

Exhibit A

SUBLEASE

(attached)